EXHIBIT 21.1

SUBSIDIARIES

The companies listed below are the primary subsidiaries of the Corporation. The financial data for these subsidiaries comprised the Corporation's consolidated financial statements.
Name of Company	Organized Under Laws of

Domestic:
Symmetry Medical USA, Inc.	Delaware
Symmetry Medical International, Inc.	Delaware
Mettis Group, Inc.	Delaware
Ultrexx, Inc.	Indiana
Jet Engineering, Inc.	Michigan
Specialty Surgical Instrumentation, Inc. (d/b/a SSI, Inc.)	Tennessee
Symmetry Medical SSI Real Estate, LLC	Tennessee
Riley Medical, Inc.	Massachusetts
SMA Real Estate, LLC	Maine
Symmetry Medical Everest, LLC	Delaware
TNCO, Inc.	Massachusetts
Symmetry New Bedford Real Estate, LLC	Delaware

International:
Symmetry Medical Cheltenham, Limited (f/k/a Othy Limited)	England
Poly-Vac France S.A.R.L.	France
Symmetry Medical Poly-Vac S.A.S. (f/k/a Poly-Vac S.A.)	France
Thornton Precision Components Limited	England
Everest Metal International, Ltd.	Ireland
Whedon, Limited	England
Clamonta, Limited	England
Symmetry Medical Switzerland SA (f/k/a Riley Medical Europe S.A.)	Switzerland
Symmetry Medical Malaysia, SDN	Malaysia
Introfocus, Limited	England